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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO VAN KAMPEN OHIO QUALITY MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Ohio Quality Municipal Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, one by the holders of Common Shares and Preferred Shares voting together as a single class, and one Class II Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes    Votes
           Matter                                      For    Against
           ------                                   --------- -------
           (1).  Wayne W. Whalen................... 5,203,982 203,628
                 Linda Hutton Heagy(P).............       283       0

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen Municipal Trust by holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                             Votes    Votes   Votes   Broker
  Matters                                     For    Against Abstain Non-Votes
  -------                                  --------- ------- ------- ---------
  (1). Common Shares...................... 3,154,867 298,895 102,517 1,927,904
       Preferred Shares...................       283       0       0         0

  (2). Common Shares...................... 3,045,458 385,632 125,189 1,927,904
       Preferred Shares...................       283       0       0         0

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(P) Election of Trustee by preferred shareholders only.